Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Secures a $20 Million Committed Equity Financing Facility

with Azimuth Opportunity, L.P.

Mountain View, California - July 23, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has obtained a committed equity financing facility under which it may sell up to $20 million of its registered common stock to Azimuth Opportunity, L.P., over an approximately 24-month period. Alexza is not obligated to utilize any of the $20 million facility and remains free to enter into and consummate other equity and debt financing transactions, subject to certain restrictions. This facility replaces a similar facility that was established in May 2010 and expired after its 24-month term. No shares were issued under the previous facility.

“This flexible financing facility is an important component of our portfolio of financing options, giving us the potential ability to raise capital efficiently by potentially issuing shares in multiple tranches at times of our choosing over the next 24 months,” said Thomas B. King, President and CEO of Alexza. “We believe this facility benefits Alexza and our stockholders, as we continue to plan our transition from a development stage company into the commercialization of ADASUVE™ (Staccato® loxapine).”

Alexza will determine, at its sole discretion, the timing, the dollar amount and the floor price per share of each draw under this facility, subject to certain conditions. When and if Alexza elects to use the facility, Alexza will issue shares to Azimuth at a discount to the volume weighted average price of Alexza’s common stock over a preceding period of trading days. Financial West Group, Member FINRA/SIPC, will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on July 3, 2012. Alexza also issued 80,429 shares of common stock to Azimuth as consideration for entering into the facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE New Drug Application (NDA) in December 2009. In October 2010, the Company received a complete response letter (CRL) from the US Food and Drug Administration (FDA) regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011. In July 2012, Alexza submitted is responses to the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions).

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the timing of the FDA’s review of the resubmitted ADASUVE NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com